Exhibit 10.2

Execusion Version

AMENDED AND RESTATED
GUARANTY OF RECOURSE OBLIGATIONS

This AMENDED AND RESTATED GUARANTY OF RECOURSE OBLIGATIONS (this “Guaranty”) is executed as of December 20, 2019 by HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Guarantor”), for the benefit of CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders under the hereinafter described Loan Agreement (together with its successors and permitted assigns in such capacity, “Administrative Agent”), and the Lenders.

W I T N E S S E T H:

WHEREAS, pursuant to one or more promissory notes, dated of even date herewith, executed by the parties listed on Schedule I attached hereto (individually and collectively, as the context may require, “Borrower”), and payable to the order of Lenders in the aggregate principal amount of Three Hundred Seventy-eight Million Five Hundred Thousand and No/100 Dollars ($378,500,000.00) (together with all renewals, modifications, increases, extensions, restatements and replacements thereof, collectively, the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lenders with respect to a loan (the “Loan”) which is made pursuant to that certain Amended and Restated Loan Agreement, dated of even date herewith, among Borrower, Administrative Agent, Lenders and the other parties from time to time thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Lenders are not willing to make the Loan, or otherwise extend credit, to Borrower unless Guarantor unconditionally guarantees payment and performance to Administrative Agent and Lenders of the Guaranteed Obligations (as herein defined); and

WHEREAS, Guarantor is the owner of direct or indirect interests in Borrower, and Guarantor will directly or indirectly benefit from Lenders’ making the Loan to Borrower.

A G R E E M E N T S:

NOW, THEREFORE, as an inducement to Lenders to make the Loan to Borrower and to extend such additional credit as Lenders may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

1.            DEFINED TERMS. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

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2.            THE GUARANTY.

2.1              Guaranty of Obligation.

(a)               Guarantor hereby irrevocably and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and permitted assigns the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

(b)               Notwithstanding anything herein or in the Loan Documents to the contrary, Guarantor shall have no liability for the Guaranteed Obligations of Borrower or other matters hereunder resulting solely from the actions of Administrative Agent, any Lender and or any of their nominees or designees and first occurring from and after Administrative Agent’s or any Lender’s (or any such nominee’s or designee’s) exercise of voting rights, foreclosure or an assignment-in-lieu thereof of the direct or indirect ownership interests of Borrowers by Administrative Agent or such Lender (or such nominee or designee) pursuant to the terms of that certain Pledge and Security Agreement, the Loan Agreement or the other Loan Documents or otherwise.

2.2              Definition of Guaranteed Obligations. As used herein, the term “Guaranteed Obligations” means the obligations or liabilities of Borrower to Administrative Agent and Lenders for which Administrative Agent, on behalf of Lenders, has recourse against Borrower, or with respect to which such Borrower is personally liable to Administrative Agent and Lenders, pursuant to Article 12.1 of the Loan Agreement. Notwithstanding the foregoing, the “Guaranteed Obligations” of Guarantor shall not include Excluded Hedge Agreement Obligations of Guarantor.

2.3              Continuing Guaranty; Guaranty of Payment. This Guaranty is a continuing guaranty of the Guaranteed Obligations, and Guarantor agrees that the obligations of Guarantor to Administrative Agent and Lenders hereunder shall be primary obligations, shall not be subject to any counterclaim (other than any compulsory counterclaims), set-off, abatement, deferment or defense (other than the defense of payment) based upon any claim that Guarantor may have against Administrative Agent, any Lender, Borrower or any other Person. Guarantor shall be regarded, and shall be in the same position, as the principal debtors with respect to the Guaranteed Obligations. Guarantor agrees that any notice or directive given at any time to Administrative Agent or any Lender which is inconsistent with the first sentence of this Section 2.3 shall be null and void and may be ignored by Administrative Agent and Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Administrative Agent and Lenders have specifically agreed otherwise in writing.

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2.4              Liability of Guarantor Not Affected. This Guaranty shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by any circumstances or condition, including, without limitation:

(a)               the attempt or the absence of any attempt by Administrative Agent (on behalf of Lenders) to obtain payment or performance by Borrower or Guarantor (this being a guaranty of payment and performance and not of collection);

(b)               delay by Administrative Agent (on behalf of Lenders) in enforcing or absence of action to enforce Guarantor’s obligations hereunder or of any other party under the Loan Documents, or any prior partial exercise by Administrative Agent (on behalf of Lenders) of any right or remedy hereunder or under any of the other Loan Documents;

(c)               the fact that Borrower is not liable for the payment or performance of the Obligations, or any portion thereof, for any reason whatsoever, Guarantor being liable for the Guaranteed Obligations notwithstanding that Borrower may not be;

(d)               any renewal, extension, substitution, modification, settlement, compromise, replacement of or indulgence with respect to, the Obligations, all of which Administrative Agent (on behalf of Lenders) is hereby authorized to make pursuant to the Loan Agreement;

(e)               any sale, exchange, release, surrender or other disposition of, or realization upon, any collateral securing the Obligations, or any amendment, waiver, settlement or compromise of any guaranties of the Obligations, or any other obligation of any Person with respect to the Loan Documents;

(f)                the acceptance by Administrative Agent (on behalf of Lenders) of any additional security for the Obligations;

(g)               the lack of genuineness, validity, regularity or enforceability of or amendment, waiver or consent by Administrative Agent (on behalf of Lenders) with respect to, any provision of any instrument evidencing, securing or otherwise relating to the Obligations, or any part thereof, including without limitation, the other Loan Documents;

(h)               the existence, value or condition of, or the failure by Administrative Agent (on behalf of Lenders) to take any steps to perfect, maintain, or enforce, the security interests or remedies under the Loan Documents, or to preserve the rights to or protect any security or collateral, for the Obligations granted to Administrative Agent (for the benefit of Lenders);

(i)                 any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar event or proceedings with respect to Borrower or Guarantor or any other Person, as applicable, or any of their respective properties (each, an “Insolvency Proceeding”), or any action taken by Administrative Agent (on behalf of Lenders), any trustee or receiver or by any court in any such proceeding;

(j)                 the failure by Administrative Agent (on behalf of Lenders) to file or enforce a claim against the estate (either in an Insolvency Proceeding or other proceeding) of Borrower or Guarantor or any other Person;

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(k)               in any proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended (the “Bankruptcy Code”): (i) any election by Administrative Agent or any Lender under Section 1111(b)(2) of the Bankruptcy Code, (ii) any borrowing or grant of a security interest by Borrower as a debtor-in-possession under Section 364 of the Bankruptcy Code, (iii) the inability of Administrative Agent (on behalf of Lenders) to enforce the Obligations against Borrower by application of the automatic stay provisions of Section 362 of the Bankruptcy Code, or (iv) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s or any Lender’s claim(s) against Borrower for repayment of the Obligations;

(l)                 the failure of Guarantor to receive notice of any intended disposition of the collateral for the Obligations;

(m)               any merger or consolidation of Borrower into or with any other entity, or any sale, lease or transfer of any of the assets of Borrower or Guarantor to any other Person;

(n)               any change in the ownership of Borrower, or any change in the relationship between Borrower and Guarantor or any termination of any such relationship;

(o)               the death, incapacity, insanity, disability, dissolution or other change in status of Borrower or Guarantor;

(p)               the making of additional loans to Borrower, the increase or reduction of the maximum principal amount of the Obligations, the increase or reduction in the interest rate provided in the Note, or any other modification, amendment, release or waiver of the terms of the Loan Documents;

(q)               the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Guarantor; and

(r)                any other action or circumstance which might otherwise constitute a legal or equitable discharge or defense of Borrower, Guarantor (other than the defense of payment by Guarantor) or any other guarantor.

To the maximum extent permitted under applicable law, Guarantor hereby expressly waives and surrenders any defense to its liability under this Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters, whether or not Guarantor had notice or knowledge of same. It is the purpose and intent of this Guaranty that the obligations of Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

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2.5              Rights of Administrative Agent. Administrative Agent is hereby authorized, without notice to or demand of Guarantor and without affecting the liability of Guarantor hereunder, to take any of the following actions from time to time on behalf of Lenders as and to the extent it may be permitted to do so under the Loan Documents, and neither Administrative Agent nor any Lender shall incur any liability to Guarantor as a result thereof, and no such action shall impair or release the Guaranteed Obligations of Guarantor or any of them under this Guaranty:

(a)               increase or decrease the amount of, or renew, extend, accelerate or otherwise change the time, place or terms for payment of, or other terms relating to, the Obligations, or otherwise modify, amend or change the terms of any promissory note or other agreement evidencing, securing or otherwise relating to any of the Obligations, including, without limitation, the making of additional advances thereunder;

(b)               accept and apply any payments on or recoveries against the Obligations from any source, and any proceeds of any security therefor, to the Obligations in such manner, order and priority as Administrative Agent may elect in Administrative Agent’s sole discretion;

(c)               take, hold, sell, exchange, dispose of, release or otherwise dispose of all or any property pledged, mortgaged or conveyed, or in which Administrative Agent has been granted a lien (for the benefit of Lenders), as security for the Obligations or the payment of this Guaranty;

(d)               settle, release, compromise, collect or otherwise liquidate the Obligations or any portion thereof;

(e)               accept, hold, substitute, add or release any other guaranty or endorsements of the Obligations;

(f)                take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to Administrative Agent at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(g)               amend or modify, in any manner whatsoever, the Loan Documents;

(h)               extend or waive the time for any Person’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(i)                 release anyone who may be liable in any manner for the payment of any amounts owed by Borrower, Guarantor or any Borrower Party to Administrative Agent or Lenders under the Loan Documents;

(j)                 modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of Guarantor, Borrower or any Borrower Party are subordinated to the claims of Administrative Agent or any Lender under the Loan Documents; and

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(k)                at any time after maturity of the Obligations, appropriate and apply toward payment of the Guaranteed Obligations any moneys, credits, or other property belonging to Guarantor in accounts opened or used in connection with the Collateral at any time held by or coming into the possession of Administrative Agent or any Lender or any affiliates thereof, whether for deposit or otherwise.

2.6              Subordination. All indebtedness now or hereafter owing by Borrower to Guarantor for borrowed money or otherwise is hereby subordinated to the payment of the Obligations, and, following and during the continuance of any Event of Default hereunder or under any of the other Loan Documents, Guarantor shall not accept payment of all or any portion of such subordinated indebtedness until satisfaction in full of the Obligations. All security interests, liens and encumbrances which Guarantor now or hereafter may have upon any of the assets of Borrower is hereby subordinated to all security interests, liens and encumbrances heretofore, now or hereafter granted to Administrative Agent (for the benefit of Lenders) pursuant to any of the Loan Documents. For the avoidance of doubt, this Section 2.6 shall in no event preclude Guarantor’s right to receive distributions from Borrower directly or indirectly from time to time, to the extent the same are otherwise permitted under the terms of the Loan Agreement and other Loan Documents.

2.7              Joint and Several Liability. The liability of all of the parties constituting Guarantor is joint and several. In addition, Guarantor’s obligations hereunder are joint and several with any other person now or hereafter obligated under the Loan Documents for the Guaranteed Obligations and are independent of any obligations of Guarantor under the Loan Documents. A separate action or actions may be brought and prosecuted against Guarantor, whether or not action is brought against any other person or whether or not any other person is joined in such action or actions.

3.            GUARANTOR’S ADDITIONAL WAIVERS.

3.1              Statutes of Limitation. Guarantor irrevocably waives all statutes of limitation as a defense to any action or proceeding brought against Guarantor, Borrower or any Borrower Party by Administrative Agent or any Lender, to the fullest extent permitted by law.

3.2              Election of Remedies. If Administrative Agent may, under applicable law, proceed to realize benefits under any of the Loan Documents giving Administrative Agent (for the benefit of Lenders) a lien upon any collateral owned by Borrower or any other Borrower Party, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of Administrative Agent’s rights and remedies under this Guaranty. If, in the exercise of any of Administrative Agent’s rights and remedies against Borrower, or Guarantor or any other Person liable with respect to the Obligations, Administrative Agent shall forfeit any of the rights or remedies available to Administrative Agent (on behalf of Lenders), including any right to enter a deficiency judgment against Borrower, whether because of any applicable laws pertaining to “election of remedies” or the like, Guarantor hereby consents to such action by Administrative Agent, as applicable, and waives any claim or defense based upon such action, even if such action by Administrative Agent shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by Administrative Agent. Any election of remedies which results in the denial or impairment of the right of Administrative Agent (on behalf of Lenders) to seek a deficiency judgment against Borrower shall not impair Guarantor’s obligation to pay the full amount of the Guaranteed Obligations, and Guarantor hereby irrevocably waives any defense based upon an election of remedies made by Administrative Agent (on behalf of Lenders) or any other election afforded to Administrative Agent pursuant to applicable law, including, without limitation, (a) any election to proceed by judicial or nonjudicial foreclosure or by Uniform Commercial Code sale or by deed or assignment in lieu thereof, or any election of remedies which destroys or otherwise impairs the subrogation rights of the Guarantor or the rights of the Guarantor to proceed against Borrower or any other Person for reimbursement, or both, (b) the waiver by Administrative Agent or any Lender, either by action or inaction of Administrative Agent or any Lender or by operation of law, of a deficiency judgment against Borrower, and (c) any election pursuant to an Insolvency Proceeding.

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3.3              Rights of Subrogation and Other Rights. Guarantor hereby:

(a)               expressly and irrevocably waives (for so long as the Loan or any portion thereof remains outstanding), on behalf of itself and its successors and assigns (including any surety) (i) any and all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from Borrower or any other Person now or hereafter primarily or secondarily liable for any of the Guaranteed Obligations for any disbursements made by Guarantor under or in connection with this Guaranty, (ii) all claims of any kind or type against Borrower as a result of any payment made by Guarantor to Administrative Agent for the account of Lenders, and (iii) any right to participate in any security now or hereafter held by Administrative Agent (for the benefit of Lenders). In furtherance, and not in limitation, of the foregoing, Guarantor agrees that any payment to Administrative Agent for the account of Lenders pursuant to this Guaranty shall be deemed a contribution to the capital of the applicable Borrower or other obligated party and shall not constitute Guarantor a creditor of such Borrower or such other party.

(b)               further acknowledges and agrees that (i) this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect Guarantor’s liability hereunder or the enforceability of this Guaranty, (ii) Administrative Agent and Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 3.3 and their rights under this Section 3.3 shall survive payment in full of the Guaranteed Obligations but only for so long as the Loan or any portion thereof remains outstanding, and (iii) to the extent the waiver of its rights of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Borrower or against any collateral or security for any of the Guaranteed Obligations shall be junior and subordinate to any rights Administrative Agent and Lenders may have against Borrower and to all right, title and interest Administrative Agent (for the benefit of Lenders) may have in such collateral or security.

3.4              Demands and Notices. Guarantor irrevocably waives all presentments, demands for performance, protests, notices of protest, notices of dishonor, notice of acceleration to Borrower, any other Person or any other party with respect to the Loan or the Guaranteed Obligations, notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Obligations, notices of defaults by Borrower or any other Person liable for all or any portion of the Guaranteed Obligations and demands and notices of every kind that may be required to be given by any statute or rule or law.

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3.5              Borrower Information. Guarantor irrevocably waives (a) any duty of Administrative Agent or Lenders to advise Guarantor of any facts that may now or hereafter be known to Administrative Agent or any Lender regarding Borrower regardless of whether Administrative Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor, Guarantor acknowledging that Guarantor is fully responsible for being and keeping informed of the financial conditions and affairs of Borrower; and (b) any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower.

3.6              Limitation of Liability. Guarantor irrevocably waives any impairment, modification, change, release or limitation of the liability of, or stay of actions or lien enforcement proceedings against Borrower or Guarantor, their property, or their estate in bankruptcy, resulting from the operation of any provision of the state or federal bankruptcy laws, or from the decision of any court.

3.7              Lack of Diligence. Guarantor irrevocably waives any and all claims or defenses based upon lack of diligence in: (a) collection of any Obligations; (b) protection of any collateral or other security for the Indebtedness or Obligations; or (c) realization upon any collateral or under any of the other Loan Documents.

3.8              Other Defenses. Guarantor irrevocably waives any other defenses (other than the defense of payment), set-offs or counterclaims (except for compulsory counterclaims) which may be available to Borrower, or any other Guarantor, and any and all other defenses now or at any time hereafter available to Guarantor (including without limitation those given to sureties) at law or in equity, including but not limited to any defenses based upon:

(a)               the incapacity, lack of authority, death or disability of Borrower, any other Guarantor or Person;

(b)               the failure of Administrative Agent to commence an action against Borrower or any other Person or to proceed against or exhaust any security held by Administrative Agent, for the benefit of Lenders, at any time or to pursue any other remedy whatsoever at any time;

(c)                the consideration for this Guaranty;

(d)               any acts or omissions of Administrative Agent or any Lender which vary, increase or decrease the risk of Guarantor (except to the extent that such acts or omissions constitute gross negligence or fraud, or were made in bad faith);

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(e)               the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Administrative Agent or any Lender or intended or understood by Administrative Agent, any Lender or Guarantor;

(f)                any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

(g)               Administrative Agent’s election (on behalf of Lenders), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; and

(h)               any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code.

3.9              Nature of Waivers. It is agreed among Guarantor, Administrative Agent and Lenders that the waivers set forth in this Guaranty (both in this Section and elsewhere) are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, Administrative Agent and Lenders would decline to enter into the Loan Agreement.

3.10            California Provisions. Guarantor hereby waives, to the maximum extent permitted by California Civil Code Section 2856 and/or other applicable law, all suretyship rights and defenses which might otherwise be available to Guarantor under or pursuant to California Civil Code Sections 2787 through 2855 inclusive.

(a)               Guarantor hereby waives all rights and defenses that Guarantor may have because Borrower’s debt is secured by real property. This means, among other things:

(i)                 Administrative Agent may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower;

(ii)                If Administrative Agent (on behalf of Lenders) forecloses on any real property collateral pledged by Borrower:

(A)             The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)              Administrative Agent may collect from Guarantor even if Administrative Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

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(b)               Guarantor hereby waives all rights and defenses arising out of an election of remedies by Administrative Agent (on behalf of Lenders), even though that election of remedies, such as non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

Without limiting the generality of the foregoing, Guarantor hereby expressly: (a) waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845 through 2847, 2849, 2850, 2899 and 3433, and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any similar statutes of other states; (b) acknowledges that Section 2856 of the California Civil Code authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and certain other rights and defenses available to Guarantor under California law; and (c) waives all rights of subrogation, reimbursement, indemnification and contribution and all other rights and defenses that are or may become available by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

4.            REPRESENTATIONS, WARRANTIES AND COVENANTS. Guarantor represents, warrants and covenants to Administrative Agent and Lenders as follows:

4.1              Financial Statements. All financial statements and other financial information furnished or to be furnished to Administrative Agent by or on behalf of Guarantor (a) are or will be true and correct in all material respects and do or will fairly represent the financial condition of Guarantor (including all contingent liabilities) in each case as of the date stated on such statements or materials or otherwise as of the date delivered, and (b) were or will be prepared in accordance with generally accepted accounting principles, consistently applied. There has been no material adverse change in Guarantor’s financial condition since the dates of the statements most recently furnished Administrative Agent.

4.2              No Defaults. There is no existing event of default, and no event has occurred which with the passage of time and/or the giving of notice will constitute an event of default, under any agreement to which Guarantor is a party, which event of default could reasonably be expected to have a material adverse effect on Guarantor’s ability to perform the Guaranteed Obligations under this Guaranty, and neither the execution and delivery of this Guaranty nor compliance with the terms and provisions hereof will violate any presently existing provision of law or any presently existing regulation, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, or constitute a default under, any agreement to which Guarantor is a party or by which Guarantor or its property is bound.

4.3              No Litigation. Except as set forth on Schedule 4.3 attached hereto, there are no actions, suits or proceedings pending or, to Guarantor’s knowledge, threatened against Guarantor before any court or any governmental, administrative, regulatory, adjudicatory or arbitrational body or agency of any kind which, if decided adversely, could reasonably be expected to materially adversely affect performance by Guarantor of such Guarantor’s obligations pursuant to and as contemplated by the terms and provisions of this Guaranty.

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4.4              No Defenses. As of the date of this Guaranty, Guarantor’s obligations under this Guaranty are not subject to any offsets or defenses against Administrative Agent or Lenders of any kind.

4.5              Organization. Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with its principal place of business c/o Healthcare Trust, Inc., 405 Park Avenue, New York, New York  10022, Attention: Healthcare General Counsel.

4.6              Governing Documents. A true, complete and correct copy of the limited partnership agreement creating Guarantor and any amendments thereto, the certificate of limited partnership and all other documents creating and governing Guarantor (collectively, the “Guarantor Documents”) have been furnished to Administrative Agent. The Guarantor Documents constitute the entire agreement among the partners of Guarantor and are binding upon and enforceable against each of such partners in accordance with their terms.

4.7              Existence. Guarantor shall preserve and keep in full force and effect its existence under the laws of its state of formation. Guarantor shall not wind up, liquidate, dissolve or reorganize, except pursuant to any Transfer that is expressly permitted under the Loan Documents. Guarantor shall not terminate or permit the termination of the Guarantor Documents without the prior written consent of Administrative Agent. Guarantor shall not change (i) its name, identity or organizational structure, (ii) the location of its chief executive office or its place of business, or (iii) its state of organization, unless with respect to each of (i), (ii) or (iii) above, Administrative Agent has been notified in writing in advance.

5.            COVENANTS.

5.1              No Defenses. Guarantor agrees that its obligations under this Guaranty shall not be subject to any counterclaims (other than compulsory counterclaims), offsets or defenses (other than the defense of payment) against Administrative Agent or any Lender of any kind which may arise in the future.

5.2              Financial Information. Guarantor hereby agrees, as a material inducement to Lenders to make the Loan to Borrower, to furnish to Administrative Agent the financial statements required of Guarantor under the Loan Agreement. Guarantor hereby warrants and represents unto Administrative Agent and Lenders that any and all balance sheets, net worth statements and other financial data which may hereafter be given to Administrative Agent with respect to Guarantor will at the time of such delivery be true and accurate as of the date of such balance sheets, net worth statements or other financial data.

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5.3              Minimum Shareholders’ Equity.

(a)               Until the Guaranteed Obligations have been paid in full, the shareholders’ equity on the balance sheet of the REIT determined in accordance with generally accepted accounting principles, consistently applied, is now and shall at all times during the term of this Guaranty be equal to or greater than Five Hundred Million and No/100 Dollars ($500,000,000.00) (“Minimum Shareholders’ Equity”).

(b)               Notwithstanding anything to the contrary in this Guaranty, in the event that Guarantor fails to maintain a Minimum Shareholders’ Equity equal to the amount set forth in Section 5.3(a) (the “Replacement Guarantor Trigger Event”), then Guarantor may propose to Lenders and Administrative Agent a Person to assume the obligations of Guarantor under this Guaranty (“Replacement Guarantor”). The identity, experience, financial condition and creditworthiness of Replacement Guarantor shall be acceptable to Lenders and Administrative Agent in their sole discretion, acting reasonably. Upon approval by Lenders and Administrative Agent, such Replacement Guarantor shall execute and deliver to Administrative Agent for the benefit of Lenders such agreements, certificates, opinions and other information as Lenders and Administrative Agent may reasonably require to evidence such replacement. If a required Replacement Guarantor (i) is not proposed by Guarantor and approved by Lenders and Administrative Agent in accordance with this Section 5.3(b), or (ii) does not execute and/or deliver all agreements, certificates, opinions and other information as provided above, in each case within thirty (30) days following a Replacement Guarantor Trigger Event, then an Event of Default shall be deemed to have occurred. Guarantor shall deliver to Administrative Agent a payment in the amount of all remaining unpaid reasonable out of pocket costs and expenses incurred by Administrative Agent and Lenders in connection with the replacement, including but not limited to, Administrative Agent’s and Lenders’ reasonable attorneys’ fees and expenses.

6.            EVENTS OF DEFAULT. Any of the following shall constitute an “Event of Default” hereunder:

6.1              Event of Default under Loan Documents. The occurrence of an “Event of Default” as defined in the Loan Agreement with respect to representations or covenants regarding the Guarantor.

6.2              Failure to Perform. (a) Guarantor fails to perform any of its obligations under this Guaranty or any other breach of this Guaranty occurs and Guarantor fails to cure such failure or breach within ten (10) days after receipt of written notice of the same from Administrative Agent to Guarantor; however, Guarantor shall have an additional thirty (30) days to cure such failure if (i) such failure does not involve the failure to make payments on a monetary obligation, (ii) such failure cannot reasonably be cured within ten (10) days, and (iii) Guarantor is diligently undertaking to cure such default; (b) this Guaranty is revoked or terminated by Guarantor; or (c) any representation or warranty made or given by or on behalf of Guarantor to Administrative Agent under the Loan Documents or the Environmental Indemnity proves to be false or misleading in any material respect when made.

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7.            MISCELLANEOUS.

7.1              Enforcement. Administrative Agent shall have the right to enforce this Guaranty in a separate action against one or more Persons comprising Guarantor, or by an action against Guarantor and some or all of the other Persons obligated under the Loan Documents, or any combination of the foregoing.

7.2              Revival and Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower or any Borrower Party for liquidation or reorganization, should Borrower or Borrower Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Borrower or Borrower Party’s assets. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made to Administrative Agent (for the account of Lenders) or to any Lender in the first place. In the event that any payment of any Guaranteed Obligation, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

7.3              No Marshaling. Administrative Agent has no obligation to marshal any assets in favor of Guarantor, or against or in payment of (a) any of the Guaranteed Obligations, or (b) any other obligation owed to Administrative Agent or Lenders by Guarantor, Borrower or any other Person.

7.4              No Modification, Waiver or Release Without Writing. Except as may otherwise be expressly set forth herein or as agreed to in writing by Administrative Agent, this Guaranty may not be modified, amended, revised, revoked, terminated, changed or varied in any way whatsoever, nor shall any waiver of any of the provisions of this Guaranty be binding upon Administrative Agent or any Lender, except as expressly set forth in a writing duly executed by Administrative Agent (on behalf of Lenders). No waiver by Administrative Agent (on behalf of Lenders) of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by Administrative Agent (on behalf of Lenders) permitted hereunder shall in any way affect or impair Administrative Agent’s or any Lender’s rights or the obligations of Guarantor under this Guaranty.

7.5              Assignment; Successors and Assigns. No Guarantor may assign such Guarantor’s obligations or liability under this Guaranty. Subject to the preceding sentence, this Guaranty shall be binding upon the parties hereto and their respective heirs, executors, successors, representatives and assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to and in accordance with the terms of the Loan Agreement, Lenders may, without notice to anyone, sell or assign the Guaranteed Obligations, the Note or other Loan Documents or any part thereof, or grant participations therein, and in any such event each and every permitted assignee or direct holder of all or any of the Guaranteed Obligations shall have the right to enforce this Guaranty, by suit or otherwise for the benefit of such permitted assignee or direct holder, as fully as if herein by name specifically given such right, but Administrative Agent shall have an unimpaired right, prior and superior to that of any such permitted assignee or direct holder, to enforce this Guaranty for the benefit of Lenders.

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HTI MOB Portfolio (Upsizing)

7.6              Integration. This Guaranty is the entire agreement of Guarantor with respect to the subject matter of this Guaranty, provided that this Guaranty shall not in any way limit or abrogate the obligations of Guarantor under the other Loan Documents to which Guarantor is a party and under the Environmental Indemnity Agreement.

7.7              Rights Cumulative. All of Administrative Agent’s and each Lender’s rights under this Guaranty and the other Loan Documents are cumulative. The exercise of any one right does not exclude the exercise of any other right given in this Guaranty or the other Loan Documents or any other right of Administrative Agent or Lenders not set forth in this Guaranty or the other Loan Documents.

7.8              Severability. Whenever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

7.9              Material Inducement; Consideration. Guarantor acknowledges and agrees that Administrative Agent and Lenders are specifically relying upon the representations, warranties, agreements and waivers contained herein and that such representations, warranties, agreements and waivers constitute a material inducement to Administrative Agent and Lenders to accept this Guaranty and to enter into the Loan Agreement and the transaction contemplated therein. Guarantor further acknowledges that it expects to benefit from Lenders’ extension of financing accommodations to Borrower because of its relationship to Borrower, and that it is executing this Guaranty in consideration of that anticipated benefit.

7.10            Cooperation. Guarantor acknowledges that Lenders and their successors and permitted assigns may (i) sell, transfer or assign all or a portion of the Loan to one or more investors, or (ii) participate the Loan to one or more investors, in either case subject to the terms of the Loan Agreement. Guarantor shall cooperate with Administrative Agent in effecting any such transaction and shall provide such information and documents relating to Guarantor, as Administrative Agent may reasonably request in connection therewith, including information concerning its business and operations that Administrative Agent may reasonably request; provided, however, Administrative Agent shall reimburse up to $1,000 of Guarantor’s reasonable and documented out of pocket costs and expenses incurred in connection with Administrative Agent’s requests hereunder. Administrative Agent shall be permitted to share all such information with the proposed transferees and participants, provided such parties agree to keep such information confidential.

7.11            Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be deemed one and the same agreement.

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7.12            Governing Law. The provisions of Section 11.27 (Governing Law) of the Loan Agreement are incorporated herein by reference as though fully set forth herein.

7.13            Assignment of Rights in Insolvency Proceedings. In the event any Insolvency Proceeding is instituted by or against Borrower, whether voluntary or involuntary, Administrative Agent (on behalf of Lenders) shall have the right to: (a) file claims in any such proceeding on behalf of Guarantor; and (b) vote Guarantor’s claims in any such proceeding.

7.14            Time of Essence. Time is of the essence in this Guaranty.

7.15            Notice. Any notice required or permitted to be given under this Guaranty shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by facsimile (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 7.15). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

To Guarantor:	c/o Healthcare Trust Operating Partnership, L.P. 405 Park Avenue, 4th Floor New York, New York 10022 Attention: Healthcare General Counsel

With a copy to:	Eversheds Sutherland LLP 1114 Avenue of the Americas, 40th Floor New York, New York 10036-7703 Attention: John J. Busillo, Esq. Facsimile: (212) 389-5099

To Administrative Agent:	Capital One, National Association 77 W. Wacker Drive, 10th Floor Chicago, Illinois 60601 Attention: Jeffrey Muchmore, Credit Executive Facsimile: (855) 332-1699 Reference: HTI/MOB Portfolio

And a copy to:	Capital One, National Association
5804 Trailridge Drive
Austin, Texas 78731
Attention: Diana Pennington, Senior Director, Associate
General Counsel
Facsimile: (855) 438-1132
Reference: HTI/MOB Portfolio

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And a copy to:	Capital One, National Association 77 W. Wacker Drive, 10th Floor Chicago, Illinois 60601 Attention: Dan Eppley, Senior Director Facsimile: (855) 544-4044 Reference: HTI/MOB Portfolio

And a copy to:	Capital One, National Association 77 W. Wacker Drive, 10th Floor Chicago, Illinois 60601 Attention: Jason LaGrippe, Vice President Facsimile: (312) 739-3870 Reference: HTI/MOB Portfolio

Any notice or request so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first (1st) Business Day after deposit with an overnight air courier service, or (3) on the third (3rd) Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee. Any notice or request so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent or Guarantor, as the case may be. If given by facsimile, a notice or request shall be deemed given and received when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 7.15. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 7.15. Except for facsimile and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Any party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

7.16             Parties in Interest. Except as expressly set forth herein, nothing in this Guaranty, whether express or implied, is intended to confer any rights or remedies under or by reason of this Guaranty on any person other than Administrative Agent and Lenders and their respective successors and permitted assigns, nor is anything in this Guaranty intended to relieve or discharge the obligations or liability of any third persons to Administrative Agent and Lenders, nor shall any provision give any third persons other than Administrative Agent and Lenders and their respective successors and permitted assigns any right of subrogation over or against Guarantor.

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7.17             Venue. GUARANTOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE LITIGATED IN SUCH COURTS. GUARANTOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON GUARANTOR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO GUARANTOR, AT THE ADDRESS SET FORTH IN THIS GUARANTY AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

7.18          Waiver of Jury Trial. GUARANTOR, AND BY THEIR ACCEPTANCE OF THIS GUARANTY, ADMINISTRATIVE AGENT AND LENDERS, HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS GUARANTY AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY GUARANTOR, AND BY THEIR ACCEPTANCE OF THIS GUARANTY, ADMINISTRATIVE AGENT AND LENDERS. ADMINISTRATIVE AGENT, LENDERS AND GUARANTOR ACKNOWLEDGE THAT NEITHER ADMINISTRATIVE AGENT, LENDERS, NOR ANY PERSON ACTING ON BEHALF OF ADMINISTRATIVE AGENT OR ANY LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. GUARANTOR, ADMINISTRATIVE AGENT AND LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GUARANTOR, ADMINISTRATIVE AGENT AND LENDERS HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. GUARANTOR, ADMINISTRATIVE AGENT AND LENDERS FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS GUARANTY AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

7.19          Waivers. THE WAIVERS SET FORTH IN THIS GUARANTY (INCLUDING, WITHOUT LIMITATION, SECTIONS 7.17 AND 7.18 ABOVE) ARE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY GUARANTOR, AND GUARANTOR ACKNOWLEDGES THAT NEITHER ADMINISTRATIVE AGENT NOR ANY LENDER, NOR ANY PERSON ACTING ON BEHALF OF ADMINISTRATIVE AGENT OR ANY LENDER, HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THESE WAIVERS OR IN ANY WAY TO MODIFY OR NULLIFY THEIR EFFECT. GUARANTOR FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS GUARANTY AND IN THE MAKING OF THESE WAIVERS BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THESE WAIVERS WITH COUNSEL.

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7.20          Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND APPLICABLE UNITED STATES FEDERAL LAW.

7.21       Amendment and Restatement. Guarantor agrees that this Guaranty is given as a continuation, modification and extension of the Guaranty of Recourse Obligations dated as of June 30, 2019 (the “Original Guaranty”) by Guarantor in favor of Administrative Agent and shall not constitute a novation of the Original Guaranty. Notwithstanding the modifications effected by this Guaranty of the representations, warranties and covenants of Guarantor contained in the Original Guaranty, Guarantor acknowledges and agrees that any causes of action or other rights created in favor of the Administrative Agent and Lenders arising out of the representations and warranties of Guarantor contained in the Original Guaranty (but only with respect to the period of time prior to the date hereof) shall survive the execution and delivery of this Guaranty. All indemnification and guaranty obligations of Guarantor pursuant to the Original Guaranty (including any arising from a breach of the representations thereunder), but only with respect to the period of time prior to the date hereof, shall survive the amendment and restatement of the Original Guaranty pursuant to this Guaranty.

REMAINDER OF PAGE INTENTIONALLY BLANK

SIGNATURE PAGE FOLLOWS

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SIGNATURE PAGE TO AMENDED AND RESTATED GUARANTY OF RECOURSE OBLIGATIONS

EXECUTED as of the day and year first above written.

HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	/s/Michael Anderson
Name:	Michael Anderson
Title:	Authorized Signatory

STATE OF New York )

) ss.

COUNTY OF New York )

This instrument was acknowledged before me on December 12, 2019, by Michael Anderson, Authorized Signatory of HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, on behalf of said limited partnership.

/s/Julia Grace
Notary Public, State of New York

AMENDED AND RESTATED GUARANTY OF RECOURSE OBLIGATIONS – Signature Page

HTI MOB Portfolio (Upsizing)

SCHEDULE I

BORROWER LIST

1.	ARHC CSDOUGA01, LLC
2.	ARHC BGBOWMD01, LLC
3.	ARHC CAROCMI02, LLC
4.	ARHC CAROCMI01, LLC
5.	ARHC UCELKCA01, LLC
6.	ARHC BRHBGPA01, LLC
7.	ARHC CHHBGPA01, LLC
8.	ARHC FOMBGPA01, LLC
9.	ARHC FMMUNIN02, LLC
10.	ARHC MVMVNWA01, LLC
11.	ARHC CPHAMVA01, LLC
12.	ARHC ESMEMTN01, LLC
13.	ARHC BLHBGPA01, LLC
14.	ARHC MSHBGPA01, LLC
15.	ARHC PCSHVMS01, LLC
16.	ARHC PVPHXAZ01, LLC
17.	ARHC AORMDVA01, LLC
18.	ARHC AHHFDCA01, LLC
19.	ARHC CMCNRTX01, LLC
20.	ARHC LMPLNTX01, LLC
21.	ARHC SCVSTCA01, LLC
22.	ARHC GMCLKTN01, LLC
23.	ARHC PRPEOAZ05 TRS, LLC
24.	ARHC PRPEOAZ01, LLC
25.	ARHC CSCLWFL01, LLC
26.	ARHC DELVSNV01, LLC
27.	ARHC DELVSNV02, LLC
28.	ARHC WIGNFWI01, LLC
29.	ARHC WISMLWI01, LLC
30.	ARHC SAVENFL01, LLC
31.	ARHC PCLMYPA01, LLC
32.	ARHC PPLVLGA01, LLC
33.	ARHC WISTFWI01, LLC

AMENDED AND RESTATED GUARANTY OF RECOURSE OBLIGATIONS – Schedule I

HTI MOB Portfolio (Upsizing)

EXECUTION VERSION

SCHEDULE 4.3

Disclosed Litigation

None

AMENDED AND RESTATED GUARANTY OF RECOURSE OBLIGATIONS – Schedule 4.3

HTI MOB Portfolio (Upsizing)